APOGEE PROVIDES UPDATE ON FISCAL 2015 SECOND QUARTER

MINNEAPOLIS, MN (August 20, 2014) – Apogee Enterprises, Inc. (Nasdaq:APOG) announced that with the successful startup and commercial production of coatings on its new $30 million architectural glass coater earlier this month, it expects to benefit from a tax credit of approximately $6 million, or $0.20 earnings per share, in its fiscal 2015 second quarter, which ends August 30.

“We are pleased to put our new state-of-the-art coater into production, an investment that positions us well competitively as architectural markets improve,” said Joseph F. Puishys, Apogee chief executive officer. “The coater allows our architectural glass business to offer today’s and tomorrow’s advanced energy-efficient and aesthetic coatings for landmark buildings around the world.”

He provided additional color on the second quarter. “We are experiencing significantly stronger growth in our architectural markets than we had anticipated,” Puishys said. “As customer lead times are extending industry-wide due to what we believe is a sustained growth trend for commercial construction, we are incurring higher costs in the quarter as we ramp up to meet immediate customer demand. At the same time, we are evaluating options to increase architectural glass capacity in the near term.”

He added, “With the market strength, we continue to expect strong backlog growth, and we are maintaining our full-year guidance before adding the approximately $0.20 per share tax credit impact.”

The anticipated second quarter tax credit, known as Section 48C of the Internal Revenue Code, was awarded in 2010 by the IRS in cooperation with the Department of Energy as part of the American Reinvestment and Recovery Act to incent energy-efficiency investments throughout the United States. Apogee invested in the coater to allow the company to produce coating products with higher levels of energy efficiency for commercial buildings.

Results for the quarter will be reported after the market on September 16, followed by a conference call with investors at 9 a.m. central time on September 17. (Call details will be announced approximately two weeks before the reporting date.)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

▪	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

▪	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

▪
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

▪	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) operational risks: i) the cyclical nature and market conditions of the North American and Latin American commercial construction industries, which impact our three architectural segments; ii) consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; iii) actions of competitors or new market entrants; iv) ability to fully and efficiently utilize production capacity; v) product performance, reliability, execution or quality problems; vi) installation project management issues that could result in losses on individual contracts; vii) changes in consumer and customer preference, or architectural trends and building codes; and viii) dependence on a relatively small number of customers in certain business segments; (B) financial risks: i) revenue and operating results that are volatile; and ii) financial market disruption, which could impact company, customer and supplier credit availability; (C) self-insurance risk related to a material product liability or other event for which the company is liable; (D) cost of compliance with environmental regulations; (E) potential impact on financial results if one or more senior executives were no longer active with the company; and (F) integration of two recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2014.

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com